                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      QWEST COMMUNICATIONS INTERNATIONAL
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:




Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[QWEST LOGO APPEARS HERE]

                                                                 April 12, 1999

Dear Stockholder,

  I am very pleased to invite you to the second Annual Meeting of Stockholders of Qwest Communications International Inc. The meeting will be held at the Hyatt Regency Denver, the Grand Ballroom, 1750 Welton Street, Denver, Colorado on Wednesday, May 5, 1999, starting at 10:00 a.m. local time. If you plan to attend the meeting, please call 1-888-858-7914 or register online at www.qwest.net/ir/meeting.html by May 1, 1999.

  Important information about the matters to be acted upon at the Annual Meeting is set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

  Your vote is important. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card promptly, use Qwest's Internet voting procedures or cast your vote via telephone at 800-840-1208, even if you plan to attend the Annual Meeting. Mailing your completed proxy card or using Qwest's telephone or Internet voting procedures will not prevent you from voting in person at the meeting if you wish to do so.

  Members of your Board of Directors and management look forward to greeting personally those stockholders who attend.

                                          Sincerely,

                                          /s/ Joseph P. Nacchio

                                          Joseph P. Nacchio Chairman and Chief
                                          Executive Officer

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                    555 SEVENTEENTH STREET, 700 QWEST TOWER
                            DENVER, COLORADO 80202

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 5, 1999

                               ----------------


To the Stockholders of Qwest Communications International Inc.:

  The Annual Meeting of Stockholders (the "Annual Meeting") of Qwest Communications International Inc., a Delaware corporation, will be held at the Hyatt Regency Denver, the Grand Ballroom, 1750 Welton Street, Denver, Colorado on Wednesday, May 5, 1999, starting at 10:00 a.m. local time, for the following purposes:

    1. To elect all 12 members of the Board of Directors to hold office until the next annual meeting and until their successors are elected and qualified;

    2. To consider and vote upon a proposal to approve the Qwest
  Communications International Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan Proposal");

    3. To consider and vote upon a proposal to amend Qwest's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Qwest common stock (the "Certificate Amendment Proposal").

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

  Only stockholders of record at the close of business on March 22, 1999, are entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE ENCOURAGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, USE QWEST'S INTERNET VOTING PROCEDURES OR CAST YOUR VOTE VIA TELEPHONE AT 800-840-1208. A POSTAGE PREPAID ENVELOPE IS ENCLOSED.

  ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY, HAS USED QWEST'S INTERNET VOTING PROCEDURES OR HAS VOTED BY TELEPHONE.

                                          By Order of the Board of Directors


                                          /s/ Drake S. Tempest

                                          Drake S. Tempest
                                          Corporate Secretary

Denver, Colorado
April 12, 1999

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                    700 Qwest Tower, 555 Seventeenth Street
                            Denver, Colorado 80202

                                PROXY STATEMENT

General

  This Proxy Statement is being furnished in connection with a solicitation by the Board of Directors (the "Board") of Qwest Communications International Inc. ("Qwest" or the "Company") for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency Denver, the Grand Ballroom, 1750 Welton Street, Denver, Colorado on Wednesday, May 5, 1999, starting at 10:00 a.m. local time, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement is being furnished to holders of Qwest's common stock (the "Common Stock"). This Proxy Statement and accompanying proxy will be mailed on or about April 12, 1999 to all Qwest stockholders entitled to vote at the meeting. Unless the context otherwise requires, the term "Qwest" and the "Company" includes Qwest, its principal operating subsidiary, Qwest Communications Corporation ("QCC"), and Qwest's other consolidated subsidiaries.

Voting Rights; Revocability of Proxy

  Only stockholders of record at the close of business on March 22, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 350,423,179 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

  The holders of a majority of the shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. In the election of directors, the twelve nominees who receive the greatest number of votes cast for the election of directors by the holders of Common Stock entitled to vote at the Annual Meeting will become directors at the conclusion of the tabulation of votes. A vote withheld for a nominee in the election of directors will be excluded entirely from the vote and will have no effect. Approval of the Stock Purchase Plan Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date represented in person or by proxy at the Annual Meeting and entitled to vote. Approval by the Certificate Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting.

  Abstentions will have no effect on the election of directors. Abstentions on the Stock Purchase Plan Proposal and the Certificate Amendment Proposal will be counted toward the tabulation of votes cast on each proposal and will have the effect of a negative vote. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some, but not all matters, will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes") and will therefore have the effect of a vote against the Stock Purchase Plan Proposal and Certificate Amendment Proposal. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Company's transfer agent, ChaseMellon Shareholder Services L.L.C., has been appointed by the Board of Directors to act as the inspector of election for the meeting.

  As of the Record Date, Mr. Philip F. Anschutz beneficially owned 160,194,664 shares of Common Stock, representing approximately 45.7% of the voting power of the Common Stock outstanding at that date. Mr. Anschutz has advised Qwest that he intends to vote all of the shares beneficially owned by him in favor of all director nominees, the Certificate Amendment Proposal and the Stock Purchase Plan Proposal.

  The shares of Common Stock will be voted according to the stockholders' directions when voted properly. Unless otherwise directed, the shares represented by proxies will be voted "For" all nominees and "For" the Stock Purchase Plan Proposal and the Certificate Amendment Proposal.

  The proxy and any votes cast using Qwest's telephone or Internet voting procedures may be revoked prior to exercise by delivering written notice of revocation to the Secretary of Qwest at the principal executive office of Qwest, 555 Seventeenth Street, 700 Qwest Tower, Denver, Colorado 80202, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.

  The cost of solicitation of the proxies will be paid by Qwest. Officers, directors and regular employees of the Company, without additional compensation, also may solicit proxies by further mailing, by telephone or personal conversations. Qwest has no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation. Copies of solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of the Common Stock held in their names. Qwest will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by Qwest to beneficially own more than five percent of the Qwest Common Stock;
(ii) each director and nominee for director of Qwest; (iii) each of the current executive officers of Qwest named in the Summary Compensation Table below; and (iv) all current directors and executive officers of Qwest as a group.

                                  Address for          Amount and Nature of        Percent of
          Name                     5% Owners          Beneficial Ownership(1) Outstanding Shares(2)
          ----            --------------------------- ----------------------- ---------------------
Philip F. Anschutz......  Suite 700                         160,194,664(3)            45.7%
                          555 Seventeenth Street
                          Denver, CO 80202
FMR Corp................  82 Devonshire Street               21,588,350                6.2%
                          Boston, Massachusetts 02109
Gregory M. Casey........                                            --                  *
Jerry R. Davis..........                                            --                  *
Jordan L. Haines........                                          5,508                 *
Cannon Y. Harvey........                                         10,000                 *
Stephen M. Jacobsen.....                                         91,000                 *
Douglas M. Karp.........                                          1,588                 *
Brij Khandelwal.........                                            --                  *
Vinod Khosla............                                            --                  *
Richard T. Liebhaber....                                         80,000                 *
Thomas J. Matthews......                                            --                  *
John A. McMaster........                                            --                  *
Joseph P. Nacchio.......                                      1,773,836(4)              *
Douglas L. Polson.......                                         66,008                 *
Larry A. Seese..........                                        100,000                 *
Craig D. Slater.........                                         82,000                 *
W. Thomas Stephens......                                          5,959                 *
Michael Tarpey..........                                          2,700                 *
John C. Taylor..........                                         64,609                 *
Drake S. Tempest........                                          2,300(5)              *
A. Dean Wandry..........                                         96,222                 *
Marc B. Weisberg........                                         55,200(6)              *
Lewis O. Wilks..........                                         70,000                 *
Robert S. Woodruff......                                        318,710(7)              *
Directors and Executive
 Officers as a Group (23
 persons)...............                                    163,020,304               46.5%

--------
*  Less than one percent.
(1) Except as otherwise indicated, Qwest believes that the persons listed in the above table have sole investment and voting power with respect to all shares beneficially owned by them, subject to applicable community property laws. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Under that Rule, securities relating to options are deemed to be beneficially owned if they are currently exercisable or exercisable within 60 days. The amounts shown in the table do not include shares relating to options not currently exercisable or not exercisable within 60 days.
(2) Based upon 350,423,179 shares of Common Stock issued and outstanding as of the Record Date, plus, as to the holder thereof only and no other person, exercise of all derivative securities that are exercisable or convertible currently or within 60 days of the Record Date.
(3) Does not include 20,336 shares held as custodian for one of Mr. Anschutz's children, as to which beneficial ownership is disclaimed, or 8,600,000 shares issuable upon exercise of a warrant held by Anschutz Family

   Investment Company LLC of which Anschutz Company, a corporation wholly owned by Mr. Anschutz, is the manager and one percent equity owner.
(4) Includes 1,600 shares owned by or for the benefit of Mr. Nacchio's children.
(5) Includes 2,300 shares owned by Mr. Tempest's spouse as to which beneficial ownership is disclaimed.
(6) Includes 200 shares owned by Mr. Weisberg's son as to which beneficial ownership is disclaimed.
(7) Includes 2,000 shares owned by Mr. Woodruff's spouse as to which beneficial ownership is disclaimed.

                             PRINCIPAL STOCKHOLDER

  As of the Record Date Mr. Anschutz was the beneficial owner of approximately 45.7% of the outstanding shares of Common Stock. Anschutz Company has granted or expects to grant from time to time security interests in all or part of its shares of the Common Stock in connection with transactions entered into by it or its affiliates. Although not anticipated, under certain circumstances, shares of Common Stock could be sold pursuant to such security interests, which could result in a change of control of the Company for purposes of Delaware law.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Nominees

  Each of the twelve nominees for the twelve positions on the Board of Directors is currently a member of the Board of Directors. The nominees for directors of Qwest, their ages and positions with Qwest and biographies are set forth below:

   Name                      Age Position
   ----                      --- --------
Philip F. Anschutz..........  59 Director and Chairman of the Board
Joseph P. Nacchio...........  49 Director, Chairman and Chief Executive Officer
Robert S. Woodruff..........  50 Director, Executive Vice President--Finance and
                                 Chief Financial Officer
Jerry R. Davis..............  60 Director
Jordan L. Haines............  71 Director
Cannon Y. Harvey............  58 Director
Douglas M. Karp.............  43 Director
Vinod Khosla................  44 Director
Richard T. Liebhaber........  63 Director
Douglas L. Polson...........  57 Director
Craig D. Slater.............  41 Director
W. Thomas Stephens..........  56 Director

  Each person nominated has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the re-election of the twelve nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

  Philip F. Anschutz has been a Director and the Chairman of the Board of Qwest since February 1997. He was a Director and Chairman of the Board of QCC from November 1993 until September 1997. He has been a Director and Chairman of the Board of Anschutz Company, Qwest's principal stockholder, for more than five years, and a Director and Chairman of the Board of The Anschutz Corporation, a wholly owned subsidiary of Anschutz Company, for more than five years. Since the merger of Southern Pacific Rail Corporation ("SPRC") and Union Pacific Corporation ("UP") in September 1996, Mr. Anschutz has served as Vice-Chairman of UP. Prior to the merger, Mr. Anschutz was a Director of SPRC from June 1988 to September 1996, Chairman of SPRC from October 1988 to September 1996, and President and Chief Executive Officer of SPRC from October 1988 to July 1993. He also has been a Director of Forest Oil Corporation since 1995. Mr. Anschutz serves on the Compensation Committee and Executive Committee.

  Joseph P. Nacchio became Director, Chairman and Chief Executive Officer of Qwest in February 1999 after having been Director, President and Chief Executive Officer of Qwest since February 1997 and of QCC since January 1997. Prior to joining Qwest he was Executive Vice President of AT&T's Consumer and Small Business Division since January 1996. In that capacity he was responsible for AT&T's core consumer long distance business, and AT&T's DirecTV, AT&T Alascom and Language Line businesses. He was also responsible for marketing and sales targeted at all consumer and small businesses in the United States. In 1994 and 1995 Mr. Nacchio was President of AT&T's Consumer Communications Services long distance, a winner of the Malcolm Baldrige National Quality Award for Excellence. From November 1991 until August 1994, Mr. Nacchio was President of AT&T's Business Communications Services unit focused on the long distance communications needs of business customers. Since joining AT&T in June 1970 he held assignments in network operations, engineering, marketing and sales. Mr. Nacchio earned an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program. He also received an M.B.A. degree and a B.S. degree in electrical engineering, both from New York University. Mr. Nacchio serves on the Executive Committee.

  Robert S. Woodruff became a Director and Executive Vice President--Finance and Chief Financial Officer of Qwest in February 1997. He served as interim Chief Operating Officer of Qwest and QCC from November 1996 through April 1997. He has served as a Director of QCC since December 1996. He became Executive Vice President--Finance, Chief Financial Officer and Treasurer of QCC in August 1994. He serves as a Director of FSI Acquisition Corp., Government Communications Inc., Qwest Transmission Inc., Qwest Properties, Inc., and U.S. TeleSource, Inc., all of which are wholly owned subsidiaries of QCC. He is also Sole Administrator of QCC's Mexican subsidiaries, Opticom, S.A. de C.V., Servicios Derecho de Via, S.A. de C.V., and S.P. Servicios Mexico, S.A. de C.V. Prior to joining Qwest he had been a partner in the accounting firm of Coopers & Lybrand since 1984, where his responsibilities included providing services to communications companies. Mr. Woodruff received a B.B.A. degree in accounting, with honors, from the University of Wisconsin.

  Jerry R. Davis has been a Director of Qwest since April 1999. He was Vice Chairman of Union Pacific Railroad from September 1998 until his retirement in March 1999, and was President and Chief Operating Officer of Union Pacific Railroad from September 1996 until September 1998. Mr. Davis was President, Chief Executive Officer and a director of SPRC from February 1995 until September 1996. Before joining SPRC, Mr. Davis was Executive Vice President and Chief Operating Officer of CSX Transportation from January 1992 to February 1995.

  Jordan L. Haines was appointed a Director of Qwest in June 1997. He was Chairman of the Board of Fourth Financial Corporation, a Kansas-based bank holding company, and its subsidiary, Bank IV Wichita, N.A., from 1983 until his retirement in 1991. He has been a member of the Board of Directors of KN Energy, Inc. since 1983 and a Director of Forest Oil Corporation since 1996. Mr. Haines serves on the Audit Committee, the Compensation Committee and the Executive Committee.

  Cannon Y. Harvey has been a Director of Qwest since February 1997, and was Director of QCC from December 1996 until September 1997. He has been President and Chief Operating Officer of both Anschutz Company and The Anschutz Corporation since December 1996. From February 1995 until September 1996 he served as Executive Vice President--Finance and Law of SPRC; from September 1993 to February 1995 he served as Senior Vice President and General Counsel of SPRC; from May 1993 to September 1993 he served as Vice President--Finance and Law and General Counsel of SPRC. Prior to joining SPRC, Mr. Harvey was a Partner in the law firm of Holme Roberts & Owen LLP for more than five years. Mr. Harvey serves on the Audit Committee and the Executive Committee.

  Douglas M. Karp became a director of Qwest in July 1998. He has been a Managing Director of E.M. Warburg, Pincus & Company, LLC since May 1991 and a member of its Operating Committee since January 1, 1999. Prior to joining Warburg, Pincus, Mr. Karp was a Managing Director of Mergers and Acquisitions at Salomon Brothers Inc. and a manager with the Boston Consulting Group and founder of its New York office. Mr. Karp serves as a director of the Journal Register Company, TV Filme, Inc., Primus Telecommunications Group, Golden Books Family Entertainment, StarMedia Network Inc. and PageNet do Brasil. Mr. Karp was a director of LCI International, Inc. ("LCI") from February 1993 until LCI was acquired by the Company in July 1998. Mr. Karp graduated summa cum laude from Yale University and received a J.D. degree cum laude from Harvard Law School.

  Vinod Khosla was a co-founder of Daisy Systems and founding Chief Executive Officer of Sun Microsystems where he pioneered open systems and commercial RISC processors. Mr. Khosla holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology in New Delhi, a Master's Degree in Biomedical Engineering from Carnegie Mellon University and an MBA from the Stanford Graduate School of Business. He serves as a member of the board of directors at Concentric Network and Excite Inc., as well as several private companies. Mr. Khosla has been a General Partner of the venture capital firm Kleiner Perkins Caufield & Byers (KPCB) since 1986.

  Richard T. Liebhaber has been a Director of Qwest since February 1997. He has been a Managing Director of Veronis, Suhler & Associates, Inc., the New York media merchant banking firm, since June 1, 1995. Mr. Liebhaber has been a member of the board of directors of Objective Communications, Inc. since August 1994, the board of directors of Alcatel Network Systems, Inc. since June 1995, the board of directors of Geotek Communications, Inc. since April 1995, the board of directors of Internet Communications Corporation since May 1997, and the board of directors of Scholz Master Builders since December 1985. From December 1985 to his retirement in May 1995, Mr. Liebhaber served as Executive Vice President of MCI Communications Corporation and as a member of its Management Committee. Mr. Liebhaber was a member of the board of directors of MCI Communications Corporation from July 1992 until his retirement in May 1995.

  Douglas L. Polson has been a Director of Qwest since February 1997, and was Director of QCC for more than five years until 1997. He has been a Director and Vice President--Finance of both Anschutz Company and The Anschutz Corporation for more than five years. He was a Director of SPRC from June 1988 to September 1996; Vice Chairman of SPRC from June 1988 to September 1996; and a Vice President of SPRC from October 1988 to September 1996.

  Craig D. Slater has been a Director of Qwest since February 1997 and a Director of QCC since November 1996. He has been President of Anschutz Investment Company since August 1997 and Vice President--Acquisitions and Investments of both Anschutz Company and The Anschutz Corporation since August 1995. Mr. Slater served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996 and held various other positions with those companies from 1988 to 1995. He has been a Director of Forest Oil Corporation since 1995 and Internet Communications Corporation since 1996. Mr. Slater serves on the Executive Committee.

  W. Thomas Stephens was appointed a Director of Qwest in June 1997. He is President, Chief Executive Officer and a director of MacMillan Bloedel Limited, Canada's largest forest products company. He served from 1986 until his retirement in 1996 as President and Chief Executive Officer of Manville Corporation, an international manufacturing and resources company. He also served as a member of the Manville Corporation Board of Directors from 1986 to 1996, and served as Chairman of the Board from 1990 to 1996. Mr. Stephens is a Director of The Putnam Funds and New Century Energies. He serves on the Audit Committee, the Compensation Committee and the Executive Company.

Board of Directors Meetings and Committees

  The Board held 30 meetings during 1998, including both regularly scheduled and special meetings and actions by unanimous written consent.

  Audit Committee. The Board established an Audit Committee in May 1997 to:
(i) make recommendations concerning the engagement of independent public accountants; (ii) review with Qwest management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of Qwest's internal accounting controls; and (v) perform any other duties and functions required by any organization under which Qwest's securities may be listed. Cannon Y. Harvey, Jordan L. Haines and
W. Thomas Stephens serve on the Audit Committee. The Audit Committee met three times during 1998.

  Compensation Committee. Philip F. Anschutz, Jordan L. Haines and W. Thomas Stephens serve on the Compensation Committee. The Compensation Committee determines the salaries, cash bonuses and fringe benefits of the executive officers, reviews the salary administration and benefit policies of Qwest and administers the Growth Share Plan and the Equity Incentive Plan. Messrs. Haines and Stephens act as a separate subcommittee of the Compensation Committee and determine the grant of options and other awards under the Equity Incentive Plan. The Compensation Committee held six meetings during 1998, including both regularly scheduled and special meetings and actions by unanimous written consent.

  Each Director attended more than 75% of the aggregate number of Board and/or applicable committee meetings in 1998.

  Executive Committee. The Board established an Executive Committee in February 1999 to exercise all the powers and authority of the Board in the management of the Company, except as prohibited by the Delaware General Corporation Law. Philip F. Anschutz, Joseph P. Nacchio, Cannon Y. Harvey, Jordan L. Haines, Craig D. Slater and W. Thomas Stephens serve on the Executive Committee.

 Recommendation of the Board

  THE BOARD RECOMMENDS THAT THE QWEST STOCKHOLDERS VOTE "FOR" EACH NAMED NOMINEE FOR DIRECTOR.

                       EXECUTIVE OFFICERS AND MANAGEMENT

  The following are (i) Qwest's executive officers who are not directors, and
(ii) senior management of QCC:

   Name                  Age Position
   ----                  --- --------
Stephen M. Jacobsen.....  40 Executive Vice President--Business Markets (QCC)
Brij Khandelwal.........  53 Executive Vice President and Chief Information
                              Officer (QCC)
Thomas J. Matthews......  58 Executive Vice President--Human Resources (QCC)
John A. McMaster........  42 Executive Vice President--International (QCC)
Larry A. Seese..........  53 Executive Vice President--Network Engineering and
                              Operations (QCC)
Drake S. Tempest........  45 Executive Vice President, General Counsel and
                              Corporate Secretary (QCI and QCC)
Lewis O. Wilks..........  45 President--IP and Multimedia Markets (QCC)
Gregory M. Casey........  40 Senior Vice President--Broadband Capacity (QCC)
Michael Tarpey..........  53 Senior Vice President--Communications (QCC)
John C. Taylor..........  41 Senior Vice President--Consumer Markets (QCC)
A. Dean Wandry..........  58 Senior Vice President--Government Markets and Fiber
                              Sales (QCC)
Marc B. Weisberg........  41 Senior Vice President--Corporate Development (QCC)

  Stephen M. Jacobsen became Executive Vice President--Business Markets of QCC in December 1998 after having been Senior Vice President, Consumer Markets of QCC since March 1997. Prior to joining Qwest, Mr. Jacobsen was Regional Vice President, Consumer and Small Business Markets for AT&T. During his 16-year career at AT&T, Mr. Jacobsen held key managerial positions in marketing, sales, product management and network operations. Mr. Jacobsen holds a M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program and a B.S.B.A. degree from the University of Arizona.

  Brij Khandelwal became Executive Vice President and Chief Information Officer of QCC in October 1997. Prior to joining Qwest he was Vice President and Chief Information Officer at Lucent Technologies Network Systems from November 1995 to October 1997. At Lucent from August 1994 to October 1997, he was responsible for global delivery of enterprise information systems and services aligned with corporate strategic and tactical goals. He is experienced in a wide range of information technologies, systems and processes affecting the business enterprise, including sales, marketing, financial, operations, and R&D. From August 1990 through August 1994 he was Director, Systems Development at GE Aerospace/Martin Marietta, where he was responsible for architecture and delivery of enterprise information systems. Mr. Khandelwal holds a B.S. from the University of Roorkee (Roorkee, India), a M.S. degree from the University of Nebraska, and a Ph.D. degree from the University of Wisconsin.

  Thomas J. Matthews has been Executive Vice President--Human Resources of Qwest since September 1998. Mr. Matthews is responsible for all of Qwest's employment related matters, including Qwest's relationship with its employees and all employment decisions. Prior to joining Qwest, Mr. Matthews provided independent consulting services to companies including IBM, Atlas Air and The Anschutz Corporation, Qwest's principal stockholder, was Senior Vice President and Chief Administrative Officer for Southern Pacific Railroad from 1991 to 1996 when it was acquired by Union Pacific Railroad, and was a senior executive with various corporations, including Burlington Northern Railroad, Texas Air Corporation and Airborne Express. Mr. Matthews earned a B.S. degree from the University of Southern California and also completed post graduate legal studies.

  John A. McMaster became Executive Vice President--International of QCC in November 1998. Mr. McMaster is also the interim CEO of Qwest's European partner company, KPNQwest. Mr. McMaster joined Qwest following a 20-year career at AT&T Corporation where he most recently served as vice president of AT&T's $26 billion consumer markets business, which included more than 18,000 employees. Mr. McMaster also served as managing director of the AT&T United Kingdom business and has held assignments in sales, marketing, product management, network operations and human resources. Mr. McMaster is also a Director of N.J. Manufacturers Insurance Company, West Trenton, New Jersey.

  Larry A. Seese became Executive Vice President--Network Engineering and Operations of QCC in October 1997. From 1968 to October 1997, he was employed by AT&T, most recently as Vice President of Network Operations. During Mr. Seese's 29-year tenure at AT&T, he was responsible for managing the operations, reliability and cost performance of AT&T's voice and data networks and worked on the development of advanced switching systems and the development of lightwave systems. He has experience in all aspects of network planning, development, certification and deployment. Mr. Seese holds a B.S. degree from the University of Kentucky and a M.S. degree from Columbia University, both in electrical engineering. He also received a M.S. degree from the Sloan School of Management at the Massachusetts Institute of Technology.

  Drake S. Tempest has been Executive Vice President, General Counsel and Corporate Secretary of QCI and QCC since October 1998. As Qwest's chief legal officer, Mr. Tempest is responsible for guiding Qwest's legal policy, assuring compliance with legal requirements and supervising Qwest's regulatory activities. Prior to joining Qwest, Mr. Tempest was a partner in the New York office of the law firm of O'Melveny & Myers LLP, where his practice included general corporate matters emphasizing mergers and acquisitions and securities transactions. Mr. Tempest earned a B.A. degree from Williams College, completed graduate studies at Oxford University, and received a J.D. from Yale University.

  Lewis O. Wilks became President--IP and Multimedia Markets of QCC in December 1998 after having been President--Business Markets of QCC since October 1997. Mr. Wilks, who previously was president of GTE Communications, has extensive senior-level management experience in delivering communications services to the corporate sector. While Mr. Wilks served as president of GTE Communications, he oversaw national sales, service and marketing activities for the competitive local exchange markets. The business unit, under his leadership, was responsible for all consumer, business and strategic accounts as well as long-distance, media ventures and Internet product distribution. Before joining GTE, Mr. Wilks was a senior executive with MCI Corporation, and held a variety of management positions with Wang Laboratories.

  Gregory M. Casey became Senior Vice President--Carrier Markets of QCC in June 1997. In this capacity, he is responsible for all of Qwest's carrier marketing and sales programs. Prior to joining Qwest, Mr. Casey was, since 1996, Vice President of Carrier Relations and Regulatory Affairs at LCI, with responsibility for managing relationships with RBOCs and LECs and negotiating interconnection arrangements and wholesale pricing for resale of local service. From 1991 to 1996, he was employed by ONCOR Communications Inc., where he served as Senior Vice President of Regulatory Affairs and Telephone Company Relations. Prior to joining ONCOR, he was Senior Vice President and General Counsel for Telesphere International Inc. Mr. Casey holds a B.A. degree in political science from the University of Connecticut and a J.D. degree from DePaul University College of Law.

  Michael P. Tarpey became Senior Vice President--Communications of QCC in November 1998. Prior to joining Qwest, he served for three years as senior vice president of worldwide public relations for NCR Corporation in Dayton, Ohio. Previously he was with AT&T Corp for 20 years where he held a variety of sales, marketing and communication assignments. Earlier he was responsible for public relations at Duracell batteries and was a journalist for 7 years in the Midwest. Mr. Tarpey studied business and journalism at Indiana University.

  John C. Taylor became Senior Vice President--Consumer Markets of QCC in June 1998. Prior to the merger with LCI, Taylor headed up LCI's Consumer Business Segment in 1997, after serving as vice president of corporate development and investor relations at LCI since 1995. Prior to joining LCI, Taylor spent 12 years at MCI Communications Corporation in a variety of key positions in financial and strategic planning, business development, sales channel development and partner marketing. His most recent position with MCI was director of partner marketing for the company's consumer markets division. He holds a B.S. degree in finance from West Virginia Wesleyan.

  A. Dean Wandry became Senior Vice President--Cable & Access Services for QCC in November 1994 and Senior Vice President--New Business Development for QCC in December 1995. In 1981 Mr. Wandry formed Citation Cable Systems Limited, which merged into Fanch Communications, Inc. in 1986. Following the merger, he served as Vice President--Operations until he joined Qwest. He joined Bayly Corp., a multinational apparel manufacturer, in 1967 and served as President of the Sales and Marketing Division from 1977 to 1981. He holds a B.S. degree in economics from the University of Colorado.

  Marc B. Weisberg became Senior Vice President--Corporate Development of QCC in September 1997. Prior to joining Qwest, he was the founder and owner of Weisberg & Company, where he provided investment banking and advisory services to clients in several industries, including telecommunications, multimedia and emerging technologies. Mr. Weisberg holds a B.A. degree from Michigan State University.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

  Directors who are officers or employees of Qwest or any of its affiliates do not receive compensation, except as officers or employees of Qwest or its affiliates.

  Directors who are neither officers nor employees of Qwest or any of its affiliates, other than Mr. Liebhaber, are entitled to receive $24,000 per annum for serving as directors of Qwest. Each director who is neither an officer nor an employee of Qwest or any of its affiliates, other than Mr. Liebhaber, is entitled to receive an attendance fee of $2,000 per meeting of the Board and of a committee of which he is a member. The Board has adopted the Qwest Communications International Inc. Equity Compensation Plan for Non-Employee Directors (the "Director Equity Plan") pursuant to which each director who is not an employee of Qwest or any of its affiliates may elect to receive directors' fees in the form of Qwest Common Stock. Directors may elect on a quarterly basis to receive their directors' fees either in Qwest Common Stock or in cash.

  Mr. Liebhaber has a consulting agreement with QCC. The consulting agreement provides that he will be paid an annual retainer fee of $125,000 for 1999 plus reimbursement for out-of-pocket expenses not to exceed $10,000 annually without QCC's prior approval. Mr. Liebhaber received $250,000 in consulting fees for 1998. Mr. Liebhaber agreed to waive director's fees in consideration for these payments. See "Certain Transactions."

  Messrs. Slater and Liebhaber, directors of Qwest, currently hold a total of 12,500 and 10,000 growth shares, respectively, pursuant to the Qwest Growth Share Plan. The value of such growth shares has been capped at a value generally determined by the $11.00 per share price of the Company's Common Stock in the Initial Public Offering and the performance cycle will end on a date in 2001 selected by Qwest in its sole discretion. Based upon the provisions of the Growth Share Plan and their respective growth share agreements, as amended, the maximum amount payable to Messrs. Slater and Liebhaber with respect to their growth shares is $2.3 million and $1.8 million respectively.

  Messrs. Slater, Liebhaber and Harvey have each been granted stock options pursuant to the Equity Incentive Plan. Mr. Slater has been granted stock options covering a total of 650,000 shares of Qwest Common Stock with 250,000 options having an exercise price of $11.00 per share and vesting at the rate of 20% per year beginning at the same time as Mr. Slater's growth shares and 400,000 options having an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998. Mr. Liebhaber has been granted stock options covering a total of 300,000 shares of Qwest Common Stock, with 200,000 options having an exercise price of $11.00 per share and vesting at the rate of 20% per year beginning at the same time as Mr. Liebhaber's growth shares and 100,000 shares having an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998. Mr. Harvey has been granted stock options covering a total of 200,000 shares of Qwest Common Stock with an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998.

Executive Compensation

  The following table summarizes the compensation paid or accrued to Qwest's chief executive officer and four other most highly compensated executive officers of Qwest and its operating subsidiaries (the "named executives" or "named executive officers") during the last three completed fiscal years. The position identified in the table for each person is that person's current position at Qwest unless otherwise indicated.

                          SUMMARY COMPENSATION TABLE

                                     Annual Compensation       Long Term Compensation
                                ------------------------------ -----------------------
                                                                 Awards      Payouts
                                                               -----------------------
                                                                Number of
                                                               Securities
                                                  Other Annual Underlying     LTIP      All Other
 Name/Principal Position   Year  Salary   Bonus   Compensation   options     Payouts   Compensation
 -----------------------   ---- -------- -------- ------------ ----------------------- ------------
 Joseph P. Nacchio.......  1998 $630,000 $567,128         --          --    $1,107,909  $1,686,596(1)
  Chairman and Chief       1997  593,461  300,000         --    6,000,000          --    7,405,273
  Executive
  Officer                  1996      --       --          --          --           --          --
 Lewis O. Wilks..........  1998 $279,875 $243,669  $200,000(2)        --           --          --
  President--IP and        1997   50,750      --    200,000(3)    700,000          --          --
  Multimedia Markets
  of QCC                   1996      --       --          --          --           --          --
 Stephen M. Jacobsen.....  1998 $207,353 $245,245         --          --           --          --
  Executive Vice           1997  143,020      --   $132,085(3)    600,000          --
  President--Business
  Markets of QCC           1996      --       --          --          --           --          --
 Robert S. Woodruff......  1998 $220,375 $165,242  $ 25,000(4)        --           --   $   10,140
  Executive Vice           1997  200,000   70,000    25,000(4)    400,000   $9,453,025       7,750
  President--Finance and
  Chief Financial Officer  1996  182,200   25,000     2,083           --           --        5,466
 Larry A. Seese..........  1998 $235,750 $163,186  $280,964(2)        --           --          --
  Executive Vice           1997   54,994      --    200,000(3)    750,000          --          --
  President--Network
  Engineering and          1996      --       --          --          --           --          --
  Operations of QCC

--------
(1) The amount shown represents the second installment of the "equalization payment" ($1,469,861) (see "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements") paid to Mr. Nacchio in 1998 together with interest of $208,485 that accrued on the equalization payment in 1998, and Qwest's contribution to Qwest's 401(k) plan of $8,250.
(2) The amount shown represents transition payments to compensate the executive for benefits forfeited with a prior employer upon employment with Qwest.
(3) The amount shown represents relocation payments.
(4) The amount shown represents QCC's forgiveness of a portion of a loan.

Stock Option Grants

  There were no stock option grants to the named executives in 1998.

Option Exercises and Holdings

  The following table sets forth information with respect to the named executive officers concerning options exercised by the named executive officers during 1998 and unexercised options held at the end of 1998.

                                                    Number of Securities           Value of Unexercised
                                                   Underlying Unexercised              In-the-Money
                           Shares                Options at Fiscal Year End     Options at Fiscal Year End
                          Acquired      Value    -----------------------------  ---------------------------
          Name           on Exercise  Realized   Exercisable    Unexercisable   Exercisable  Unexercisable
          ----           ----------- ----------- -------------  --------------  ------------ --------------
Joseph P. Nacchio.......   565,549   $15,577,415      1,834,451       3,600,000 $ 71,543,589 $ 140,400,000
Lewis O. Wilks..........       -0-           -0-        140,000         560,000    3,675,000    14,700,000
Stephen M. Jacobsen.....    89,000     2,498,125          1,000         510,000       39,000    19,890,000
Robert S. Woodruff......       -0-           -0-         80,000         320,000    1,600,000     6,400,000
Larry A. Seese..........       -0-           -0-        200,000         550,000    5,425,000    14,918,750

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  Mr. Nacchio. Qwest and Joseph P. Nacchio entered into an employment agreement dated as of December 21, 1996, and amended as of January 3, 1997, pursuant to which Mr. Nacchio joined Qwest as its President and Chief Executive Officer effective January 4, 1997, for a term through the close of business on

December 31, 2001, unless terminated earlier by either party. The agreement provides for an annual base salary of $600,000, a $300,000 bonus for 1997, and a $300,000 bonus for 1998. Mr. Nacchio may participate in the employee benefit plans available to Qwest's senior executives according to the plans' terms and conditions. Under the agreement, Mr. Nacchio has been granted 300,000 growth shares under Qwest's Growth Share Plan, with a five year performance cycle commencing January 1, 1997 and a "beginning company value" of $1 billion.

  The value of the growth shares is capped at a value generally determined by the $11.00 per share price of the Qwest Common Stock in the Initial Public Offering. The growth shares will vest in 20% increments on each January 1 beginning January 1, 1998, provided that the final 20% increment will vest on the date in 2001 that ends the performance cycle, as determined by Qwest in its sole discretion. The growth share agreement between Qwest and Mr. Nacchio provides for terms that are different from the general terms of the Growth Share Plan in certain respects. Annually, Mr. Nacchio may elect to receive payment for up to 20% of his vested growth shares in shares of Qwest Common Stock; the growth shares for which he has received payment will be canceled. The number of growth shares granted to Mr. Nacchio are subject to adjustment upon changes in Qwest's capital structure in connection with mergers and other reorganizations. If Mr. Nacchio's employment is terminated for good reason (generally, resignation after a reduction in title or responsibility) or other than for cause (as defined below), he will vest in one-twelfth of the 20% of growth shares subject to annual vesting for the year of termination for each full month of employment in such calendar year. A change in control (as defined in the employment agreement) will not result in full vesting of, or payment for, the growth shares unless Mr. Nacchio is terminated without cause or resigns for good reason after the change in control. If his employment is terminated for cause, he will be paid for his vested growth shares based on the value of Qwest as of the end of the immediately preceding calendar year. Upon payment of certain dividends, the growth shares will vest 100% and Mr. Nacchio will be paid for a portion of the growth shares. Termination of the Plan will not be a "triggering event," as defined in the Growth Share Plan, with respect to Mr. Nacchio's growth shares.

  Qwest has granted Mr. Nacchio an option under Qwest's Equity Incentive Plan to purchase six million shares of Qwest Common Stock. See "--Equity Incentive Plan." The exercise price is $11.00 per share. The option will vest 20% per year beginning on December 31, 1997 and will become fully vested upon Mr. Nacchio's death, disability or retirement. If Mr. Nacchio resigns for good reason (as defined in the growth share agreement) or if Qwest terminates his employment other than for cause, he will vest in one-twelfth of the 20% increment scheduled to vest for the year of termination for each full month of employment with Qwest during such year. If Qwest terminates his employment without cause or if he resigns for good reason (as defined in the employment agreement, provided that for this purpose the occurrence of a change in control by itself is not good reason), in each case following a change in control, the option will become fully vested. If Mr. Nacchio's employment terminates for any other reason, he will forfeit the unvested portion of his option and retain the vested portion of his option, provided that if his employment is terminated for cause, he can exercise the vested portion of the option only until the first to occur of (1) the date that is six months after the day after his termination or (2) June 30, 2003. He can exercise the vested portion of the option at any time before the option expires. Generally, the option will terminate and expire on June 30, 2003.

  The employment agreement also provides that in order to compensate Mr. Nacchio for certain benefits from his former employer, AT&T, that Mr. Nacchio may lose or forfeit as a result of his termination of employment and commencement of employment with Qwest, Qwest will pay him $10,735,861, as adjusted (the "equalization payment"). The equalization payment is to be made in three installments. The first installment of $7,232,000 was paid in 1997 and the second installment of $1,469,861, together with interest of $173,273, was paid in 1998. The remaining installment of $2,034,000 is scheduled to be paid in 1999, with annual interest at the rate of 5% from January 7, 1997, to the date of payment. If Mr. Nacchio's employment is terminated for cause (including any willful misconduct materially detrimental to Qwest, felony conviction, or nonfeasance with respect to duties set forth in the employment agreement) on or before December 31, 1999, the agreement provides that he will repay to Qwest a portion of the equalization payment previously paid. If a termination for cause occurs after December 31, 1999, the equalization payment will not be repaid. If Qwest terminates Mr. Nacchio's employment other than for cause or if Mr. Nacchio resigns for good reason, which for this purpose includes a change in control of Qwest or certain other events, Qwest will be obligated to make certain payments to him, including an amount equal to two times his base salary at the rate in effect on the date of employment termination and any installments of the equalization payment that have not yet been made, with interest. Mr. Nacchio will also be entitled to continuation of certain benefits, including welfare benefits and participation in the Qwest Growth Share Plan for a two-year period following termination. For this purpose, change in control means the acquisition of 20% or more of Qwest by an individual, entity (not controlled by Philip F. Anschutz) or group if the new acquirors own a larger percentage of Qwest than entities controlled by Philip
F. Anschutz. The agreement provides that if Mr. Nacchio receives any payments upon a change in control that are subject to the excise tax of Section 4999 of the Internal Revenue Code, Qwest will pay Mr. Nacchio an amount that reimburses him in full for the excise tax.

  Mr. Wilks. Qwest and Lewis O. Wilks entered into an employment letter agreement dated October 8, 1997 pursuant to which Mr. Wilks joined Qwest as President--Business Markets. Under the agreement, Mr. Wilks is entitled to an annual base salary of $273,000 and a minimum bonus at the end of his first year of employment of $100,000. Mr. Wilks also received reimbursement for relocation expenses in the amount of $200,000. The agreement also provides for the grant to Mr. Wilks of a stock option pursuant to the Qwest's Equity Incentive Plan covering 700,000 shares of Qwest Common Stock with an exercise price per share of $23.75. The option becomes exercisable as to 140,000 shares of Qwest Common Stock at the end of each of the first four years of employment and an additional 70,000 shares at the end of each of the fifth and sixth years of employment. Mr. Wilks also received a transition payment of $200,000 in 1998, payable $50,000 during each calendar quarter beginning January 1, 1998.

  Mr. Seese. Qwest and Larry A. Seese entered into an employment letter agreement dated September 19, 1997, pursuant to which Mr. Seese joined Qwest as Executive Vice President--Network Engineering and Operations. Mr. Seese is entitled to an annual base salary of $230,000 and a minimum bonus at the end of his first year of employment of $92,000. Mr. Seese also received reimbursement for relocation expenses of $200,000. The agreement also provides for the grant to Mr. Seese of a stock option pursuant to Qwest's Equity Incentive Plan covering 750,000 shares of Qwest Common Stock with an exercise price per share of $22.875. The option becomes exercisable as to 200,000 shares of Qwest Common Stock at the end of each of the first two years of employment, an additional 100,000 shares of Qwest Common Stock at the end of each of the third through the fifth years of employment and an additional 50,000 shares of Qwest Common Stock at the end of the sixth year of employment. If the value of Mr. Seese's options is less than $1,000,000 on the sixth anniversary of his employment, the Company will pay him the difference. If Mr. Seese's employment is terminated for any reason other than cause during his first two years of employment, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Jacobsen. Qwest and Stephen M. Jacobsen entered into an employment letter agreement dated March 7, 1997, pursuant to which Mr. Jacobsen joined Qwest as its Senior Vice President--Consumer Markets. Under the agreement, Mr. Jacobsen is entitled to an annual base salary of $185,000, which has been increased to $192,770 for 1998. Mr. Jacobsen also received reimbursement for relocation expenses in the amount of $132,085. The agreement provides for the grant to Mr. Jacobsen of 30,000 growth shares pursuant to the Growth Share Plan. If Mr. Jacobsen's employment with Qwest terminates for any reason other than cause, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Woodruff. In November 1996 QCC extended Robert S. Woodruff an unsecured, noninterest-bearing loan in the principal amount of $100,000. The principal amount is forgiven in monthly increments of $2,083 beginning December 1, 1996. As of December 31, 1997 the outstanding principal balance of the loan was $72,921 and as of December 31, 1998 the outstanding principal balance was $35,417. If Mr. Woodruff terminates employment voluntarily or if QCC terminates his employment on account of willful misconduct, QCC may declare the unforgiven outstanding principal amount due and payable within 45 days after the date he terminates employment. If Mr. Woodruff's employment terminates for any other reason, the outstanding principal balance will be forgiven. In December 1996, QCC and Mr. Woodruff entered into a letter agreement to provide that if his employment is terminated for reasons other than willful misconduct, he will receive either a lump sum payment equal to one year's compensation at his then current rate or payment in accordance with QCC's severance policy then in effect, as he elects.

  Change in Control. The Qwest Growth Share Plan provides that upon a "change of control" of Qwest or a termination of the Qwest Growth Share Plan, the outstanding growth shares will become fully vested. For this purpose, "change of control" is defined as either (A) the acquisition by an individual, entity or group (as defined in the Exchange Act), other than Anschutz Company, The Anschutz Corporation, or any entity controlled by Philip F. Anschutz ("Anschutz Entities"), of beneficial ownership of 20% or more of either (i) the then-outstanding shares of Common Stock or (ii) the combined voting power of the then-outstanding voting securities of Qwest entitled to vote generally in the election of directors and the beneficial ownership of the individual, entity or group exceeds the beneficial ownership of the Anschutz Entities or
(B) the Anschutz Entities no longer have beneficial ownership of at least 20% of Qwest's Common Stock or 20% of the combined voting power.

  The Equity Incentive Plan provides that, upon a "change in control," all awards granted under the Equity Incentive Plan will vest immediately. For this purpose, a "change of control" is defined as either (A) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Anschutz Company, The Anschutz Corporation, any entity or organization controlled by Philip F. Anschutz (collectively the "Anschutz Entities") or a trustee or other fiduciary holding securities under an employee benefit plan of Qwest of 50% or more of either
(i) the then outstanding shares of common stock or (ii) the combined voting power of the then outstanding voting securities of Qwest entitled to vote generally in the election of directors or (B) at any time during any period of three consecutive years after June 23, 1997, individuals who at the beginning of such period constitute the Board (and any new director whose election to the Board or whose nomination for election by Qwest's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election and nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Under Section 16(a) of the Exchange Act, Qwest's directors and certain of its officers and persons holding more than ten percent of Qwest's Common Stock are required to file forms reporting their beneficial ownership of the Qwest Common Stock. Such persons are also required to furnish Qwest copies of the forms so filed. Based solely upon the review of the copies of such forms provided to Qwest and written certifications from each such person, Qwest believes that during the fiscal year ended December 31, 1998, all directors, executive officers and persons holding more than 10% of Qwest's Common Stock were in compliance with their filing requirements.

Board Compensation Committee Report on Executive Compensation

  The report of the Compensation Committee of the Board of Directors (the "Compensation Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

 General

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). Philip F. Anschutz, Jordan L. Haines and W. Thomas Stephens serve on the Committee. Mr. Anschutz does not participate in the grant of stock options and other awards under the Company's Equity Incentive Plan and such awards are approved solely by Messrs. Haines and Stephens. None of the Committee members are employees of the Company.

  The Company's overall compensation philosophy is to link executives' total compensation to the short-term and long-term performance of the Company so as to maximize long-term stockholder value. The policy is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives and other employees who have the skills, experience and talents required to promote the short and long-term financial performance and growth of the Company.

  The Company's executive compensation has three elements; base salary, annual or short term incentive compensation and long-term incentive compensation in the form of stock options. Generally, the Company's cash compensation policy is designed to provide executive officers and other management personnel with a base salary that is competitive but somewhat below the norm for its industry and to use quarterly incentive cash bonuses to yield total compensation that is equal to the total cash compensation paid to management personnel of the Company's competitors, depending upon the Company's results of operations relative to quarterly performance goals. Awards of options under the Company's Equity Incentive Plan will be based on criteria that reflect contributions to long-term stockholder value. Stock option grants are generally made at levels comparable to competitive organizations in order to direct executive performance toward increased stockholder value. The Committee has used, and expects to continue to use, stock-based incentive grants, including options, as a significant component of executive compensation.

  The Committee is endeavoring to maximize the deductibility of compensation under section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as the Company, for compensation in excess of $1,000,000 paid to any named executive officer unless such compensation is performance based under section 162(m). Compensation paid pursuant to agreements entered into prior to the time that the Company became a publicly held corporation is not subject to the deduction limitation for a transition period. The Company and the Committee have taken all action required under section 162(m) so that compensation attributable to the exercise of options under the Company's Equity Incentive Plan will be deductible.

 Base Salary

  Mr. Nacchio's base salary for 1997 through 2001 was negotiated within the context of the employment agreement executed between Mr. Nacchio and the Company as of December 21, 1996 and amended as of January 3, 1997.

  The base salaries of certain other officers also were negotiated within the context of employment agreements between them and the Company. Except as affected by those agreements, the base salaries of all executive officers and other key management personnel are set at the discretion of the Committee, based upon the recommendations of the Chief Executive Officer.

 Cash Bonus

  Under his employment agreement, Mr. Nacchio was entitled to receive a cash bonus of $300,000 for 1998. Based upon Mr. Nacchio's success in accomplishing strategic acquisitions and successful implementation of the 1998 business plan, the Committee authorized a total bonus for Mr. Nacchio for 1998 of $567,128. The Committee authorized bonuses for certain of the other named executive officers for 1998 based upon the Company's operational and financial results and the contributions of those individuals.

 Quarterly Bonus

  Prior to the acquisition of LCI, Qwest had an annual cash bonus plan based on its results as measured against its business plan. LCI had a quarterly bonus plan for all employees based on its results, individual contribution and position. Effective July 1, 1998, Qwest adopted the LCI plan for Qwest's corporate officers. Effective January 1, 1999, all employees of the Company became covered by a plan similar to the LCI plan referenced above, with quarterly target bonuses ranging from 60% for vice presidents to 5% for those employees in the lowest salary grade.

  LCI had a stock option plan that granted options to key new hires and significant promotions and an annual grant to director level employees and above. Qwest had no such periodic option plan.

  Effective January 1, 1999, Qwest adopted a stock option grant policy under which all employees are eligible to participate in a plan to grant options for performance and reward significant promotions and key new hires. As of February 11, 1999, there were 35,000,000 shares authorized for issuance of which 23,308,812 shares had been granted.

 Growth Shares

  Prior to the Company's initial public offering of its Common Stock in June 1997, the Company's Growth Share Plan provided the long-term incentive compensation element of executive compensation. Pursuant to his employment agreement, Mr. Nacchio received a grant of 300,000 growth shares at the time of his employment. Certain of the other named executive officers also received growth share grants under the Growth Share Plan. All of the outstanding growth shares, including those held by Mr. Nacchio and the other named executive officers, were amended at the time of the initial public offering of the Company's Common Stock to cap the value of the growth shares at a value generally determined by the $11 per share price (as adjusted to reflect a subsequent two for one stock split) of the Company's Common Stock in the Initial Public Offering and to provide that the growth share grants will terminate and become payable on a date in 2001 selected by the Company. The individuals who held growth shares at the time of the Initial Public Offering also received stock options pursuant to the Company's Equity Incentive Plan to provide incentive compensation with respect to appreciation in the Company's Common Stock subsequent to the Initial Public Offering. The Committee does not intend to grant any additional growth shares under the Growth Share Plan.

 Stock Options

  The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in stockholder value. The Company's Equity Incentive Plan provides the means through which executive officers can build an investment in Common Stock which will align such officers' economic interests with the interests of stockholders. The value of stock options historically has increased as a result of increase of the price of the Common Stock, and such options are highly valued by employees. The Committee believes that the grant of stock options has been and will continue to be a significant component of its success in attracting and retaining talented management employees in an extremely competitive environment.

  The exercise price of each option has generally been the market price of the Common Stock on the date of grant. The most recent option grants generally provide for delayed vesting over a period of five years and have a term of ten years. The Committee believes that stock options give the executive officers greater incentive throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the stockholders both on the long term, as well as the short term, basis.

  In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself.

  The Committee intends to continue its practice of basing executive compensation on stock price and other financial performance criteria, and on its qualitative evaluation of individual performance. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's stockholders.

 Compensation Committee

  Philip F. Anschutz, Chairman
  Jordan L. Haines
  W. Thomas Stephens

Performance Measurement Comparison

  The following chart shows the Center for Research in Security Prices ("CRSP") Total Returns Index from June 23, 1997 to December 31, 1998 for (i) Qwest Common Stock, (ii) Nasdaq Stock Market (US Companies) and (iii) Nasdaq Telecommunications Stocks. All values assume reinvestment of the full amount of all dividends.


                       [PERFORMANCE GRAPH APPEARS HERE]


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG QWEST COMMUNICATIONS INTERNATIONAL, INC.,
                          MARKET INDEX AND PEER INDEX


 Measurement period                     Company        Market        Peer
(Fiscal Year Covered)                    Index         Index         Index
---------------------                 -----------    ----------    ---------

FYE 12/31/96                                         $   88.782    $  86.262
FYE 01/31/97                                         $   95.092    $  88.351
FYE 02/28/97                                         $   89.832    $  85.909
FYE 03/31/97                                         $   83.966    $  80.201
FYE 04/30/97                                         $   86.591    $  83.250
FYE 05/30/97                                         $   96.404    $  93.566
FYE 06/24/97                          $ 100.000      $  100.000    $ 100.000
FYE 06/30/97                          $  97.321      $   99.357    $ 100.675
FYE 07/31/97                          $ 111.161      $  109.844    $ 107.008
FYE 08/29/97                          $ 145.536      $  109.677    $ 103.411
FYE 09/30/97                          $ 164.732      $  116.158    $ 116.869
FYE 10/31/97                          $ 220.536      $  110.145    $ 120.315
FYE 11/28/97                          $ 195.089      $  110.696    $ 121.278
FYE 12/31/97                          $ 212.500      $  108.920    $ 127.736
FYE 01/30/98                          $ 253.125      $  112.356    $ 135.849
FYE 02/27/98                          $ 250.893      $  122.905    $ 147.680
FYE 03/31/98                          $ 277.678      $  127.444    $ 161.689
FYE 04/30/98                          $ 275.446      $  129.608    $ 159.796
FYE 05/29/98                          $ 236.161      $  122.494    $ 157.076
FYE 06/30/98                          $ 249.107      $  131.135    $ 172.594
FYE 07/31/98                          $ 288.393      $  129.750    $ 179.971
FYE 08/31/98                          $ 178.571      $  104.311    $ 136.518
FYE 09/30/98                          $ 223.661      $  118.718    $ 153.483
FYE 10/30/98                          $ 279.464      $  123.569    $ 165.892
FYE 11/30/98                          $ 285.714      $  135.742    $ 174.620
FYE 12/31/98                          $ 357.143      $  153.114    $ 208.594

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Anschutz, a member of the Compensation Committee, is a Director and Chairman (not an executive officer position) of Qwest, a Director and Chairman of Anschutz Company, Qwest's majority stockholder, and a Director and Chairman of The Anschutz Corporation, a subsidiary of Anschutz Company. Certain transactions and relationships between Qwest and Anschutz Company or one of its affiliates are described directly below under "Certain Transactions."

                             CERTAIN TRANSACTIONS

  Certain affiliates of Anschutz Company indirectly provide facilities to Qwest at prevailing market rates. Qwest rents its corporate office in Denver, Colorado from a limited partnership in which Mr. Anschutz serves as a general partner and indirectly holds limited partner interests, and rents certain telecommunications equipment used by Qwest at its corporate office from an affiliate of Anschutz Company. Such expenses totaled $2.6 million for the year ended December 31, 1998.

  Affiliates of Anschutz Company incur certain costs on Qwest's behalf, including primarily insurance and corporate transportation services, and allocate such costs to Qwest based on actual usage. The cost to Qwest for such services was approximately $4.3 million for the year ended December 31, 1998.

  Qwest had a tax sharing agreement with Anschutz Company that provided for the allocation of tax liabilities and benefits. The tax sharing agreement expired on June 5, 1998. Operations prior to that date are still subject to the provisions of the agreement. In general, the agreement requires Qwest to pay to Anschutz Company the applicable income taxes for which Qwest would be liable if it filed a separate return and requires Anschutz Company to pay Qwest for losses or credits which would have resulted in a refund of taxes as if Qwest had filed a separate return. The payments under the agreement may be made in the form of cash, setoffs, contributions to capital, dividends, notes or any combination of the foregoing. The tax benefits payable to Qwest under the existing agreement through December 31, 1996 of $11.1 million were forgiven. The tax sharing agreement was amended, effective as of January 1, 1997 (the "Effective Date"), to provide that Qwest will be responsible to Anschutz Company to the extent of income taxes for which Qwest would have been liable if it had filed a separate return after giving effect to any loss or credit carryover belonging to Qwest from taxable periods after the Effective Date. Anschutz Company will be responsible to Qwest to the extent an unused loss or credit can be carried back to an earlier taxable period after the Effective Date.

  Anschutz Company guaranteed a QCC construction loan with an outstanding balance at December 31, 1997, of approximately $10.9 million. The construction loan, which was repaid in 1998, pertained to a network construction project undertaken by QCC for an interexchange carrier. The guarantee was limited to indemnification against defective construction, warranty or other claims of the interexchange carrier that would reduce or eliminate the interexchange carrier's obligation to pay QCC. In addition, Anschutz Company guaranteed certain performance bonds totaling $175.0 million furnished by Qwest to support its construction obligations under a contract for sale of dark fiber. The bonds were later released. Qwest has agreed to indemnify Anschutz Company and its subsidiaries against any cost or losses incurred by any of them as a result of their providing credit support to Qwest (in the form of collateral pledges, guarantees, bonds or otherwise).

  Richard T. Liebhaber, a Director of Qwest, entered into a consulting agreement with an affiliate of Anschutz Company in December 1996 to provide consulting services in 1997 and serve on the Board of Qwest and its subsidiaries upon request. The agreement was assigned to Qwest in February 1997. Mr. Liebhaber was required under the contract to provide a minimum of 30 days of consulting services to QCC during 1998 and was paid $250,000 plus out-of-pocket expenses during 1998. The consulting fees have been reduced to $125,000 for 1999. Mr. Liebhaber was granted 10,000 growth shares, effective December 1, 1996, with a performance cycle ending in 2001 under the Qwest Growth Share Plan. Mr. Liebhaber was also granted options to purchase 300,000 shares of Qwest Common Stock. (See "Director Compensation" above).

  No director or executive officer of Qwest and its operating subsidiaries was indebted to Qwest or its subsidiaries at any time since the beginning of 1998 in excess of $60,000, except Mr. Woodruff as described above in the Proxy Statement under the description of his employment contract.

   2. ADOPTION OF THE QWEST COMMUNICATIONS INTERNATIONAL INC. EMPLOYEE STOCK
                                 PURCHASE PLAN

  Employee Stock Purchase Plan. Effective November 1, 1998, the Board adopted the Qwest Communications International Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). In order to receive favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholder approval of the Employee Stock Purchase Plan is required. A summary of the material features of the Employee Stock Purchase Plan follows. This summary is qualified in its entirety by reference to the full text of the Employee Stock Purchase Plan, which is set forth in Exhibit A hereto and incorporated by reference herein.

  The Employee Stock Purchase Plan provides eligible employees of the Company and its designated subsidiaries with an opportunity to acquire shares of the Company's Common Stock and thereby acquire an interest in the future of the Company. The maximum number of shares of Common Stock that may be purchased under the Employee Stock Purchase Plan, in the aggregate, is 760,000.

  Employees eligible to participate in the Employee Stock Purchase Plan include each employee of the Company and of each adopting parent or subsidiary if the employee customarily works for the Company, parent or subsidiary more than 20 hours per week and 5 months in any calendar year. Nonemployee directors, leased employees, independent contractors and employees who own stock possessing 5% or more of the total combined voting power or value of all classes of the Company's or any designated parent or subsidiary's capital stock are not eligible to participate in the Employee Stock Purchase Plan. To the extent permitted by Section 423 of the Code and regulations thereunder, an individual who is reclassified as a common-law employee as a result of a final court decree, or the settlement of an administrative or judicial proceeding will become eligible to participate after two years of employment (including any service recharacterized as common law employment).

  An option to purchase Common Stock under the Employee Stock Purchase Plan (an "Offer") was made on November 1, 1998 (the "Offer Date") and will last for 27 months (the "Offer Period") ending on January 31, 2001. Subsequent Offers may be made under the Employee Stock Purchase Plan, however, no Offer will have a term of more than 27 months.

  An eligible employee may participate in an Offer by authorizing payroll deductions of up to 15% of base salary per pay period. Amounts withheld will be held for the credit of the participant as part of the Company's general funds and will not accrue any interest. On the last day of each month (the "Purchase Date"), the entire account balance of a participating employee is applied to purchase shares of the Company's Common Stock at a purchase price equal to 85% of the fair market value of the Common Stock on the last trading day of the month in which the Common Stock is purchased (the "Option Price"). In no event, however, is an employee permitted to purchase more than 20,000 shares of Common Stock during an Offer Period.

  An employee who is not eligible to participate in the Plan on the effective date of an Offer but who becomes eligible during the term of the Offer may participate in the Offer by authorizing payroll deductions as described above. Any employee who does not elect to participate in an Offer within the period for initial enrollment may also subsequently elect to participate in the Offer by authorizing payroll deductions. An employee may increase or decrease the rate of his or her withholding during an Offer Period, but not more frequently than once per payroll period.

  Options granted under the Employee Stock Purchase Plan are not transferable by an employee other than by will or the laws of descent and distribution. The Options may be exercised, during an employee's lifetime, only by the employee and may not be sold, pledged, assigned or otherwise transferred.

  In the event of any change in the outstanding Common Stock of the Company due to reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or any other change in the structure of the Common Stock, adjustments may be made in the number, kind and price of shares available for purchase under the Employee Stock Purchase Plan and in the minimum and maximum number of shares which an individual employee is entitled to purchase.

  The Company has the right to terminate or amend the Employee Stock Purchase Plan at any time without stockholder approval unless stockholder approval is required by Section 423 of the Code or another law or regulation. If not previously terminated by the Company, the Employee Stock Purchase Plan will terminate on the date as of which participants have exercised options to purchase a number of shares equal to or greater than the number of shares subject to the Plan.

  Administration. A committee designated by the Board may designate a plan administrator to administer the Employee Stock Purchase Plan. The committee has the exclusive right to interpret the provisions of the Employee Stock Purchase Plan and to determine any questions arising under the Plan.

  Certain Federal Income Tax Consequences. A participant's contributions through payroll deductions are not tax deductible but will constitute a part of the cost basis of the Common Stock purchased under the Employee Stock Purchase Plan.

  No tax liability results on the grant of an option or the purchase of Common Stock. The employee becomes liable for Federal income tax on the disposition of the Common Stock. In order to receive the beneficial treatment provided under Section 423 of the Code, a participant must hold the Common Stock for two years from the Offer Date, or one year from the Purchase Date, whichever is later.

  If an employee disposes of shares acquired under the Employee Stock Purchase Plan after the holding period, or if an employee dies while holding any shares acquired under the Employee Stock Purchase Plan, the employee must include in gross income, as compensation, in the taxable year of disposition or death, an amount with respect to each share equal to the lesser of (i) the excess of the fair market value of the share at the time of the disposition or death over the amount paid for the share, or (ii) the excess of the fair market value of the share on the first day of the Offer over 85 percent of the fair market value of the share on the first day of the Offer. The Company will not be allowed a corresponding deduction for the amount treated as ordinary income.

  Except in the case of death, the basis of the shares in the employee's hands at the time of the disposition will equal the price paid for the shares increased by the amount, if any, included in the employee's gross income as compensation. Any additional gain recognized will be treated as short-term or long-term capital gain depending on the holding period of such shares. In the case of death of the employee, the basis of the shares to the employee's estate or heirs will be determined under Section 1014 of the Code.

  If an employee disposes of any of the shares purchased under the Employee Stock Purchase Plan before the expiration of the required holding period, the employee must include in gross income, as compensation, an amount with respect to each share equal to the excess of the fair market value of the share on the last trading day prior to the date of purchase over the price paid for such share pursuant to the Employee Stock Purchase Plan. Such amount will be includible in the gross income of the employee for the employee's taxable year in which the disposition occurs. The Company will be allowed a corresponding deduction in the same year and in the same amount required to be included in gross income by the employee if and to the extent such amount is an ordinary and necessary business expense and satisfies the test of reasonable compensation, provided that the Company's deduction with respect to certain officers may be limited by Section 162(m) of the Code.

  The basis of the shares in the hands of the employee will be the amount paid for the shares plus the amount, if any, included in the employee's gross income as compensation. Any gain or loss will be short-term or long-term capital gain or loss depending on the holding period for such shares. The holding period for the shares will commence on the date the option is exercised with respect to such shares.

  The foregoing is intended as a summary of certain Federal income tax consequences associated with the Employee Stock Purchase Plan and it does not purport to be a complete statement of such consequences. It is recommended that employees eligible to participate in the Employee Stock Purchase Plan consult their own tax advisors for counseling. Tax treatment under foreign, state, local or other law, including estate tax law, is not covered in this summary.

  Stockholder Approval. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the Employee Stock Purchase Plan. The Board believes the Employee Stock Purchase Plan is in the best interests of the Company and its stockholders and is important in order to help assure the ability of the Company to continue to recruit and retain highly qualified employees.

  THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ADOPTION OF PROPOSAL 2.

                     3. THE CERTIFICATE AMENDMENT PROPOSAL

  Qwest is authorized to issue a maximum of 625,000,000 shares of stock pursuant to its Certificate of Incorporation. The approval of the Certificate Amendment Proposal is required by the Delaware General Corporation Law to increase the number of authorized shares of Common Stock from 625,000,000 shares to 2,025,000,000 shares.

  The increase in the number of authorized shares of Common Stock that will be accomplished by the Certificate Amendment Proposal will ensure that additional shares of Common Stock will be available, if and when needed, for issuance from time to time for any proper purpose approved by the Board, including issuances to effect acquisitions, to grant options, to provide for stock splits, to raise capital and for other corporate purposes. As of the date hereof, there are no arrangements, agreements or understandings for the issuance of additional shares of Common Stock other than shares to be issued in acquisitions in the ordinary course of business. The Board believes that the availability of the additional authorized shares for issuance upon approval of the Board without the necessity for, or the delay inherent in, a meeting of Qwest's stockholders will be beneficial to Qwest and its stockholders by providing Qwest with the flexibility required to promptly consider and respond to future business opportunities and needs as they arise.

  The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve the Certificate Amendment Proposal.

  THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ADOPTION OF PROPOSAL 3.

                   CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG LLP has served as independent auditors for the fiscal year ending December 31, 1998, and has been selected to serve for the 1999 fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                          ANNUAL REPORT ON FORM 10-K

  Qwest will provide without charge to any requesting stockholder a copy of its Annual Report on Form 10-K for the 1998 fiscal year. Written requests should be made to Drake S. Tempest, Corporate Secretary, addressed to Qwest Communications International Inc. at 700 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at Qwest's 2000 Annual Meeting of Stockholders must be received by the Corporate Secretary of Qwest not later than December 31, 1999, in order to be included in the proxy statement and proxy relating to the 2000 Annual Meeting.

                                 OTHER MATTERS

  The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their judgement.

  The Board encourages you to have your shares voted by signing and returning the enclosed proxy or to vote using Qwest's telephone or Internet voting procedures. The fact that you will have returned your proxy or voted using Qwest's telephone or Internet voting procedures in advance will not affect your right to vote in person should you attend the meeting. However, by signing and returning the proxy or using Qwest's telephone or Internet voting procedures, you have assured your representation at the Annual Meeting. Thank you for your cooperation.

                                          By Order of the Board of Directors


                                          /s/ Drake S. Tempest

                                          Drake S. Tempest
                                          Corporate Secretary

Denver, Colorado
April 12, 1999

      This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
                The date of this Prospectus is October 6, 1998

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                          Effective November 1, 1998

1.   PURPOSE OF PLAN.

     The purpose of the Qwest Communications International Inc. Employee Stock Purchase Plan (the "Plan") is to provide eligible employees who wish to become stockholders of Qwest Communications International Inc. (the "Company"), or who wish to increase their stockholdings in the Company, with an opportunity to purchase shares of the Company's common stock, par value $0.01 per share ("Common Stock"), on a basis that is more convenient and more favorable than would otherwise be available. It is believed that employee participation in ownership of the Company on this basis will be to the mutual benefit of both the employees and the Company. It is intended that the Plan constitute an "employee stock purchase plan" (a "Stock Purchase Plan") within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.   EMPLOYEES ELIGIBLE TO PARTICIPATE.

     Any employee of the Company or any "parent corporation" of the Company within the meaning of Section 424(e) of the Code (a "Parent"), or "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code (a "Subsidiary") which adopts the Plan with the consent of the Company (an "Employing Corporation") is eligible to participate in the Plan immediately on the employee's date of hire. Payroll deductions may begin with respect to the first payroll period for which it is administratively feasible under the payroll system in place from time to time, if the employee completes the enrollment procedure outlined in Section 4(b) hereof by the applicable payroll cutoff date. Notwithstanding the foregoing and to the extent permitted by Section 423 of the Code and any rules or regulations promulgated thereunder, an employee whose customary employment with the Company or an Employing Corporation is for twenty
(20) hours or less per week or for not more than five (5) months in any calendar year shall not be eligible to participate in the Plan.

     The term "employee" as used herein shall (i) have the meaning applicable under Treasury Regulation Section 1.421-7(h), (ii) shall not include a member of the Board of Directors of the Company or of an Employing Corporation who is not also an employee of the Company or of an Employing Corporation, (iii) shall not include leased employees within the meaning of Section 414(n) of the Code; and
(iv) shall not include any individual (A) who provides services to the Company, any Employing Corporation or any division thereof under

                This document constitutes part of a prospectus
                 covering securities that have been registered
                       under the Securities Act of 1933.

an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (B) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Section 3401 of the Code, unless the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding. To the extent permitted by Section 423 of the Code and any rules or regulations promulgated thereunder, an individual who is reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding shall become eligible to participate, if otherwise eligible under this Section 2 hereof, after two years of employment (including any period of service recharacterized as common law employment).

3.   ELIGIBLE COMPENSATION.

     Compensation eligible for payroll deductions ("Compensation") shall be base salary. Compensation does not include overtime, bonuses, commissions, severance pay, incentive pay, shift premium differentials, pay in lieu of vacation, imputed income for income tax purposes, patent and award fees, awards and prizes, back pay awards, reimbursement of expenses and living allowances, educational allowances, expense allowances and reimbursements, disability benefits, fringe benefits, deferred compensation, compensation under the Company's stock plans, amounts paid for services as an independent contractor, or any other compensation excluded by the Stock Purchase Plan Committee (the "Committee") in its discretion, applied in a uniform manner. The preceding sentence notwithstanding, Compensation shall be determined before giving effect to any salary reduction agreement pursuant to a qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) or to any similar salary reduction agreement pursuant to any cafeteria plan (within the meaning of Section 125 of the Code).

4.   TERMS OF OFFERS.

     (a)  Offer Dates.

     An option to purchase Common Stock under the Plan (an "Offer") shall be made on November 1, 1998 (the "Offer Date") and shall last for 27 months (the "Offer Period") ending on January 31, 2001. The Committee shall determine the date or dates upon which one or more subsequent Offers, if any, may be made under the Plan, provided that, in no event shall any Offer have a term of more than twenty-seven (27) months.

     (b)  Elections to Participate.

     In order to participate in an Offer, an eligible employee must sign and to the plan administrator designated by the Committee in its sole discretion (the "Plan Administrator") an enrollment/payroll deduction authorization form or complete such other procedures as the Plan Administrator may require or permit. The eligible employee must authorize regular payroll deductions in either (i) a specified whole dollar amount for each payroll period or (ii) any full percentage of Compensation, in each case not exceeding the maximum percentage of the employee's Compensation per pay period, to be applied toward the purchase of Common Stock pursuant to the Offer. The "maximum percentage" means the percent of Compensation available for payroll deductions which shall be specified by the Committee at the beginning of the term of an Offer, and which shall not exceed fifteen percent (15%). Payroll deductions may begin with respect to the first payroll period following the date of hire for which it is administratively feasible under the payroll system in place from time to time if the signed enrollment/payroll deduction authorization form is submitted to the Plan Administrator, or such other procedure as may be required or permitted by the Plan Administrator is completed, by the applicable payroll cutoff date.

     If a participant authorizes payroll deductions pursuant to clause (ii) in the foregoing paragraph, the amount of Compensation to be deducted shall be determined for each payroll period on a basis of the percentage of Compensation authorized for deduction by the participant, which amount shall be increased or decreased (as applicable) on a prospective basis to reflect changes in such Compensation during the term of the Offer.

5.   PARTICIPATION.

     (a)  In General.

     On the effective date of an Offer, each then eligible employee who has elected to participate in the Offer as provided in Section 4(b) hereof shall be granted an option to purchase, during the term of the Offer, the maximum number of shares of Common Stock provided in Section 6(d) hereof. The number of shares of Common Stock purchased by the eligible employee during the term of the Offer shall be determined by the employee's payroll deduction elections made in accordance with the terms of the Plan.

     (b)  Newly Eligible Employees.

     Each employee who is not eligible to participate in the Plan on the effective date of an Offer but who becomes eligible to participate during the term of the Offer shall be granted an option to purchase, during the term of the Offer, the maximum number of shares of Common Stock provided in Section 6(d) hereof. The number of shares of Common Stock purchased by the eligible employee during the term of the Offer shall be determined by the payroll deduction elections made in accordance with the terms of the Plan. In such cases, payroll deductions may begin with respect to the first payroll period following the employee's date of eligibility for which it is administratively feasible under the payroll system in place from time to time, if the employee's signed enrollment/payroll deduction authorization form is submitted to the Plan Administrator, or such other procedure as may be required or permitted by the Plan Administrator is completed prior to the applicable payroll cutoff date.

     (c)  Enrollment During an Offer.

     Any employee who does not elect to participate in a particular Offer within the period for initial enrollment may subsequently elect to participate in such Offer. In such cases, payroll deductions may begin with respect to the first payroll period for which it is administratively feasible under the payroll system in place form time to time, if the employee's signed enrollment/payroll deduction authorization form is submitted to the Plan Administrator, or such other procedure as may be required or permitted by the Plan Administrator is completed prior to the applicable payroll cutoff date.

     (d)  Changes in Payroll Deduction Authorization.

     Participants are permitted to increase or decrease their rate of payroll deduction, subject to the terms and limitations of the Plan. A participant shall not be permitted to make more than one such change per payroll period with respect to any Offer. Any such change shall be effective for a given payroll period provided that the employee's signed enrollment/payroll deduction authorization form has been submitted to the Plan Administrator, or such other procedure as may be required or permitted by the Plan Administrator has been completed prior to the applicable payroll cutoff date. A reduction of the payroll deduction percentage to zero shall be treated as a request to discontinue participation in the Offer but shall not constitute a withdrawal from the Plan in accordance with Section 11 hereof. A participant may resume participation in an Offer and reinstate payroll deductions with respect to the first payroll period after the election to resume participation for which it is administratively feasible under the payroll system in place from time to time, by submitting a new enrollment/payroll deduction authorization form or completing such other procedure as may be required or permitted by the Plan Administrator prior to the appropriate payroll cutoff date.

     (e)  Notice of Dispositions.

     Each participant in an Offer shall notify the Company of any disposition of shares of Common Stock purchased pursuant to the Plan prior to two years from the date of the Offer or one year from the date of purchase, whichever is later, or prior to the expiration of such other holding period as may be specified under Section 423(a) of the Code, as amended from time to time, provided, however, that no participant may dispose of such shares of Common Stock in violation of the restriction imposed by Section 8(d) hereof.

     (f)  Equivalent Rights.

     All employees granted options under the Plan shall have the same rights and privileges under the Plan except that the number of shares each participant may purchase shall bear a uniform relationship to the employee's eligible Compensation and shall depend upon the payroll deduction the employee authorizes.

     (g)  Trading Day.

     For purposes of the Plan, a "Trading Day" is a day on which shares of Common Stock are traded on the NASDAQ National Market, the principal stock exchange or other market on which the Common Stock is traded on such date.

6.   PARTICIPATION LIMITATIONS.

     (a)  Five Percent Owners.

     Notwithstanding anything herein to the contrary, no employee shall be granted an option to purchase any shares of Common Stock under the Plan pursuant to any Offer if the employee, immediately after the option is granted, owns or would own shares (including all shares which may be purchased under outstanding options under the Plan) possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of capital stock of the Company, the Employing Corporation, or any Parent or Subsidiary. For purposes of the foregoing limitation, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply in determining share ownership, and Common Stock which the employee may purchase under outstanding options shall be treated as stock owned by such employee.

     (b)  $25,000 Value Limitation.

     If pursuant to the terms of an Offer under the Plan, an employee would be granted one or more options that would cause a violation of Section 423(b)(8) of the Code, such options shall not be granted and the employee shall instead be granted options to purchase shares in an amount that, when combined with the employee's right to purchase shares under all Stock Purchase Plans of the Company, the Employing Corporation and its Parents and Subsidiaries, will not cause the employee's right to purchase shares of Common Stock to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such shares (determined at the time such options were granted) for each calendar year in which such options are outstanding at any time. In determining this limitation, the rules of Section 423(b)(8) of the Code and the regulations thereunder shall apply.

     (c)  Fair Market Value.

     Unless otherwise defined by the Committee at the time of the Offer, the "Fair Market Value" of the Common Stock on any date shall mean the closing price on that date on the NASDAQ National Market, the principal stock exchange or other market on which the Common Stock is traded or if such day is not a Trading Day, on the immediately preceding Trading Day. If the price of the Common Stock is not reported on any securities exchange or national market system, the Fair Market Value of the Common Stock on a particular date shall be as determined by the Committee.

     (d)  Maximum Number of Shares.

     The maximum number of shares of Common Stock which an employee will be permitted to purchase pursuant to any one Offer shall be 20,000 shares. If the foregoing participation limitation is reached, payroll deductions shall cease, has been reached shall be returned to the employee.

7.   OPTION PRICE.

     The price at which shares of Common Stock may be purchased with respect to any Offer made under the Plan shall be determined by the Committee, but may not be less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the last Trading Day of the month in which the Common Stock is purchased (the "Option Price").

8.   EXERCISE OF OPTIONS.

     (a)  Purchase of Common Stock.

     At the end of each payroll period, each participant shall have deducted from his pay the amount authorized pursuant to Sections 4 or 5 hereof, as applicable. This amount shall be held for the credit of the participant by the Company as part of its general funds and shall not accrue any interest. On the last Trading Day of each full month during the term of the Offer (the "Purchase Date"), a participant shall be deemed to have exercised the option to purchase, at the Option Price, that number of full and fractional shares of Common Stock which may be purchased with the amount deducted from the participant's Compensation during that calendar month (the "Purchase Period") and excess funds from the preceding month, if any, provided that only full shares shall be purchased from the Company and any excess aggregate funds shall be retained for use in purchasing full shares from the Company in subsequent months.

     (b)  Custodian.

     On each Purchase Date, the Plan Custodian designated by the Committee shall receive from the Company, at the Option Price, as many full shares of Common Stock as may be purchased with the funds received from the participants during the Purchase Period and excess funds from the preceding month, if any. Upon receipt of the Common Stock so purchased, the Custodian shall allocate to the credit of each participant the number of full and fractional shares of Common Stock to which that participant is entitled. Subject to any restriction imposed by the Committee as permitted under Section 8(e) hereof, and any other limitation that may be imposed by the Committee from time to time, a certificate representing the number of full shares of Common Stock to which a participant is entitled shall be issued to the participant, at the participant's expense, upon request. Certificates shall not be issued with respect to fractional shares or with respect to any shares prior to the last day of the sixth month following the date such shares were purchased. Unless otherwise requested by the participant (if permitted under this Section 8), Common Stock purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the Plan Custodian for the benefit of each participant, who shall thereafter be a beneficial stockholder of the Company.

     (c)  Rights as a Stockholder.

     A participant's rights as a stockholder of record of the Company shall begin when the Plan Custodian makes a purchase of Common Stock on behalf of the participant. Shares of Common Stock issued to participants shall be transferable in accordance with applicable securities laws except as provided in Section 8(d) hereof.

     (d)  Restrictions on Transfer of Common Stock.

     Participants shall have no right to sell, encumber, or otherwise transfer Common Stock purchased under the Plan until after the last day of the sixth month following the month in which the Common Stock is purchased, unless the Committee, in its sole discretion, waives or modifies such restriction. Any attempt to sell, encumber or otherwise transfer Common Stock in violation hereof shall be null and void.

     (e)  Enforcement of Restrictions.

     The Committee shall enforce the restriction on transfer of Common Stock provided in Section 8(d) hereof by requiring that the Common Stock Certificate be held in the custody of the Company or the Plan Custodian while the restriction remains in effect. The Committee may, in its sole discretion, enforce this restriction through different or additional means as it shall deem necessary or appropriate.

9.   NUMBER OF SHARES TO BE OFFERED.

     The maximum number of shares of Common Stock that may be purchased under the Plan is 760,000. Such shares may be treasury shares, or authorized and unissued shares, as the Board of Directors of the Company (the "Board") may determine in its sole discretion.

10.  ADMINISTRATION AND INTERPRETATION OF THE PLAN.

     The Plan shall be administered by the Plan Administrator designated by the Committee. The members of the Committee shall be designated by the Board. Except as expressly provided herein, the Committee shall have the exclusive right to interpret the provisions of the Plan and to determine any questions arising hereunder or in connection with the administration of the Plan, including the remedying of any omission, inconsistency, or ambiguity, and the determination of benefits, eligibility and interpretation of Plan provisions. The Committee's decisions, determinations, interpretations or other actions in respect thereof shall be conclusive and binding upon all participants, former participants, beneficiaries, heirs, executors, assigns, and all other parties.

11.  WITHDRAWAL FROM THE PLAN.

     A participant may, at any time and for any reason, by giving notice to the Plan Administrator, elect to withdraw from any further participation in the Plan. A certificate for all full shares purchased under the Plan shall be issued automatically as soon as administratively feasible after the last day of the sixth month following the last date of purchase under the Plan. Prior to such date, the participant may request a certificate for any full shares held in the participant's account for more than six months. The participant shall receive a check for any fractional share and any funds not applied toward the purchase of shares. The participant may elect to recommence participation in the Plan by executing and delivering to the Plan Administrator a new enrollment/payroll deduction authorization form or completing such other procedures as may be required or permitted by the Plan Administrator prior to the applicable payroll cutoff date. A participant may withdraw from the Plan and recommence participation as provided in this Section 11 only once during any six (6) month period.

12.  RIGHTS NOT TRANSFERABLE.

     Options granted under the Plan shall not be transferable by a participant other than by will or the laws of descent and distribution, and shall be exercisable, during a participant's lifetime, only by the participant.

13.  TERMINATION OF EMPLOYMENT.

     In the event of a participant's retirement, death, or other termination of employment, no payroll deductions shall be made from any Compensation then due and owing to such employee at such time, and a certificate representing the number of full shares of Common Stock then credited to the participant's account and a check for any fractional share and funds not applied toward the purchase of shares as of that date shall be issued and delivered to the participant or the participant's representative as soon as administratively feasible after the last day of the sixth month following the last date of purchase under the Plan. Prior to such date, the participant may request a certificate for any full shares held in the participant's account for more than six months.

14.  LEAVES OF ABSENCE AND PERIODS OF INACTIVE EMPLOYMENT.

     A participant may elect to continue to make payroll deductions under the Plan for the first ninety (90) days of any period of inactive employment or leave of absence if the participant continues to receive Compensation from the Company as defined in Section 3 hereof. If a participant does not receive Compensation from the Company during a period of inactive employment or leave of absence, the participant's payroll deductions shall immediately cease; however, such deductions shall resume automatically if the participant returns to active employment from inactive status or a leave of absence within ninety (90) days. If a participant elects to discontinue the payroll deduction, such election shall be treated as a withdrawal from participation in the Offer in accordance with Section 5 hereof. In any event, a participant shall be treated as having withdrawn from the Offer in accordance with Section 5 hereof on the ninety-first (91st) day of any period of inactive employment or leave of absence.

15.  REORGANIZATION.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights, or any other change in the structure of Common Stock, the Committee may make such adjustments, if any, as it may deem appropriate in the number, kind, and price of shares available for purchase under the Plan, and in the minimum and maximum number of shares which a participant is entitled to purchase.

16.  AMENDMENTS.

     The Board may review and modify the operation and administration of the Plan quarterly and may amend the terms of the Plan at any time without obtaining the approval of the stockholders of the Company unless stockholder approval is required by Section 423 of the Code or by any other applicable law, regulation or rule. The Board may not amend the Plan in any manner which would materially and adversely affect an option previously granted to a participant without the consent of such participant; provided, however, that the Board may at any time make such amendments as it may deem necessary to cause the Plan to comply with the requirements of Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

17.  TERMINATION OF PLAN.

     The Plan and all rights of participants shall terminate (i) on the date as of which participants have exercised options to purchase a number of shares equal to or greater than the number of shares then subject to the Plan or (ii) if earlier, the date as of which the Committee or the Board terminates the Plan. Upon termination, all payroll deductions shall cease and all amounts credited to participants' accounts shall be equitably applied to the purchase of full shares of Common Stock then available under the Plan. The participants shall be issued checks for any fractional shares and all funds not utilized to purchase shares.

18.  REQUIRED GOVERNMENTAL APPROVALS.

     The Plan, all options granted under the Plan and all other rights inherent in the Plan are subject to receipt by the Company of all necessary approvals or consents of governmental agencies which the Company, in its sole discretion, shall deem necessary or advisable. Notwithstanding any other provision of the Plan, all options granted under the Plan and all other rights inherent in the Plan are subject to such termination and/or modification as may be required or advisable in order to obtain any such approval or consent, or which, as a result of consequences attaching to any such approval or consent, may be required or advisable in the judgment of the Committee in order to avoid adverse impact on the Company's overall wage and salary policy.

9.   NO EMPLOYMENT RIGHTS.

     The Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment by the Company or any Employing Corporation, and it shall not be deemed to interfere in any way with the Company's or any Employing Corporation's right to terminate, or otherwise modify, an employee's employment at any time with or without cause.

20.  GENDER.

     Pronouns shall be deemed to include both the masculine and feminine gender, and words used in the singular shall be deemed to include both the singular and the plural, unless the context indicates otherwise.

21.  EXPENSES.

     Expenses of administering the Plan, including any expenses incurred in connection with the purchase by the Company of shares for sale to participating employees, shall be paid by the Employing Corporations. Each participant shall be responsible for all expenses associated with certificating and selling shares purchased by the participant under the Plan.

22.  GOVERNING LAW.

     All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

23.  EFFECTIVE DATE.

     The Plan shall become effective on November 1, 1998.



                                         QWEST COMMUNICATIONS INTERNATIONAL INC.

Dated:  October 6, 1998                  By: /S/ Robert S. Woodruff
                                             ----------------------
                                                 Robert S. Woodruff

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY                               Please mark
WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED                       [X]  your votes
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.                         as indicated


1. ELECTION OF DIRECTORS                        WITHHOLD AUTHORITY TO VOTE
 01 Philip F. Anschutz                FOR        FOR ALL NOMINEES LISTED
 02 Jerry  R. Davis                   [_]                  [_]
 03 Jordan L. Haines
 04 Cannon Y. Harvey
 05 Douglas M. Karp
 06 Vinod Khosla
 07 Richard T. Liebhaber
 08 Joseph P. Nacchio
 09 Douglas L. Polson
 10 Craig D. Slater
 11 W. Thomas Stephens
 12 Robert S. Woodruff

 To withhold authority to vote for any individual nominees,
 write their names on the line provided below:
-----------------------------------------------------------

2. APPROVAL OF THE                FOR       AGAINST      ABSTAIN
STOCK PURCHASE                    [_]         [_]          [_]
PLAN PROPOSAL

3. APPROVAL OF                    FOR       AGAINST      ABSTAIN
THE CERTIFICATE                   [_]         [_]          [_]
AMENDMENT
PROPOSAL

I WILL ATTEND THE                 YES                      NO
ANNUAL MEETING:                   [_]                      [_]



Signature(s)
                                       Dated ____________________________, 1999

NOTE: Please sign this proxy as your name appears hereon, including the title "Executor," "Trustee," etc. if such is indicated. If joint account, each joint owner should sign. If stock is held by a corporation, this proxy should be executed by a proper officer.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!
                      You can vote in one of three ways:

1. CALL TOLL FREE 1-800-840-1208 on a touch-tone telephone and follow the instructions below. There is NO CHARGE to you for this call.

                                      OR

2. Vote by Internet at our Internet address: http://www.eproxy.com/QWST and provide your consent and e-mail address to receive proxy materials on-line in the future.

                                      OR

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                         VOTE BY TELEPHONE OR INTERNET
                       QUICK * * * EASY * * * IMMEDIATE

 **IF YOU WISH TO VOTE YOUR SHARES BY TELEPHONE OR INTERNET, PLEASE FOLLOW THE
                             INSTRUCTIONS BELOW **

YOUR TELEPHONE OR INTERNET INSTRUCTION WILL AUTHORIZE THE NAMED PROXIES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD

 . You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.
 . After voting your shares you will be asked if you wish to attend the meeting.
VOTE BY PHONE: FOR U.S. STOCKHOLDERS ONLY, CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
       1-800-840-1208 ANYTIME. THERE IS NO CHARGE TO YOU FOR THIS CALL.

After entering your Control Number you will hear these instructions:

OPTION #1:
  To vote as the Board of Directors recommends on ALL proposals: Press 1 WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2:
  If you choose to vote on each proposal separately, press 2. You will hear these instructions:

PROPOSAL 1:
  To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 2
  To WITHHOLD FOR AN INDIVIDUAL nominee, Press 3 and listen to the instructions

PROPOSAL 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

PROPOSAL 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

VOTE BY INTERNET: THE WEB ADDRESS IS: HTTP://WWW.EPROXY.COM/QWST

If you vote by telephone or Internet there is no need for you to mail in your proxy.

                             THANK YOU FOR VOTING.
                 CALL **TOLL FREE** ON A TOUCH TONE TELEPHONE
                            1-800-840-1208--ANYTIME
                   THERE IS NO CHARGE TO YOU FOR THIS CALL.

PROXY

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON MAY 5, 1999

                                 COMMON STOCK

                    QWEST COMMUNICATIONS INTERNATIONAL INC.

  The undersigned hereby appoints Joseph P. Nacchio, Drake S. Tempest and Robert S. Woodruff, or any of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting of Stockholders of QWEST COMMUNICATIONS INTERNATIONAL INC. to be held at the Hyatt Regency Denver, the Grand Ballroom, 1750 Welton Street, Denver, Colorado on Wednesday, May 5, 1999, starting at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote at the meeting all the shares of Common Stock held of record by the undersigned at the close of business on March 22, 1999, as designated on the reverse side.

  Shares will be voted as specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. The proxies or substitutes may vote in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments.

               (Continued and to be signed on the reverse side)


                            FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

                      You can vote in one of three ways:

1. CALL TOLL FREE 1-800-840-1208 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      OR

2. Vote by Internet at our Internet address: http://www.eproxy.com/qwst

                                      OR

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

   If you wish to provide us with your on-line consent and e-mail address in order to receive proxy materials on-line in the future, please register on-line to receive them at the web site registration page of our transfer agent, ChaseMellon Shareholder Services, at http://www.eproxy.com/qwst.